UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________

FORM 8-K
_________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2023
_________________________________________

Zuora, Inc.
(Exact name of registrant as specified in its charter)
_________________________________________

Delaware	001-38451	20-5530976
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Redwood Shores Parkway, Redwood City, California	94065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 976-9056

Not Applicable
(Former name or former address, if changed since last report.)
_________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ZUO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02     Results of Operations and Financial Condition.

Zuora issues guidance for free cash flow and adjusted free cash flow for fiscal year 2024 as a result of settlement of shareholder litigation; reaffirms prior guidance for all other metrics for the first quarter and full fiscal year 2024.

Zuora, Inc. (“Zuora”) is reaffirming its guidance for the first quarter and full fiscal year 2024 that was provided in its earnings press release dated March 1, 2023, except that its guidance for free cash flow will be impacted by the settlement and related shareholder litigation expenses of the federal securities class action litigation disclosed in Item 8.01 of this Current Report on Form 8-K that was entered into following the date of the earning release. Accordingly, Zuora currently expects free cash flow for the fiscal year ending January 31, 2024 (“fiscal year 2024”) to be ($49.9) million, which reflects expected payments in fiscal year 2024 related to the shareholder litigation of (a) $69.4 million of non-recurring charges, which includes settlement of the federal securities class action litigation, net of expected insurance recovery, and an accrual for a state securities class action litigation, and (b) $4.5 million of shareholder litigation expenses. Following the date hereof, Zuora expects to provide guidance on “adjusted free cash flow”, which is defined as free cash flow excluding payments for settlement charges and other expenses related to our shareholder litigation matters. Zuora’s guidance for adjusted free cash flow for fiscal year 2024 is $24.0 million or greater, which is consistent with the guidance for free cash flow provided on March 1, 2023. While Zuora expects to continue to report free cash flow for completed periods, it will no longer provide forward-looking guidance for free cash flow going forward and, will instead, provide guidance on adjusted free cash flow.

Zuora has not reconciled its guidance for free cash flow and adjusted free cash flow to operating cash flows as it cannot be reasonably calculated or predicted at this time. Accordingly, a reconciliation of these non-GAAP measures is not available without unreasonable effort.

The information in Item 2.02 of this Current Report on Form 8-K is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in Item 2.02 of this Current Report on Form 8-K shall not be deemed incorporated by reference in any registration statement or other document filed with the Securities and Exchange Commission by Zuora, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 8.01.     Other Events.

On March 31, 2023, Zuora entered into an agreement to settle the previously disclosed consolidated securities class action litigation, filed in 2019 and pending in the U.S. District Court for the Northern District of California, that is consolidated under the caption Roberts v. Zuora, Inc., N.D. Cal., Case No. 3:19-CV-03422. The settlement is subject to court approval.

Zuora agreed to pay an aggregate of $75.0 million to settle the litigation, which Zuora recorded as an accrual in its fourth fiscal quarter of fiscal 2023. Zuora expects approximately $6.6 million of the settlement to be funded by its remaining insurance coverage. Zuora has a strong balance sheet and believes that it has sufficient liquidity to satisfy its operating costs and obligations and continue to execute on its strategic business priorities.

Zuora entered into the settlement to eliminate the uncertainty, burden, and expense of further protracted litigation. Zuora denies the claims alleged in the litigation, and the settlement does not assign or reflect any admission of wrongdoing or liability by Zuora or the named defendants.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” including statements relating to the settlement of the aforementioned litigation, the anticipated sources for the, and timing of, payment of the settlement amount, and our guidance for fiscal year 2024, including, but not limited to, free cash flow and adjusted free cash flow guidance. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” “anticipate” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including those set forth in the “Risk Factors” described in Zuora’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023 filed with the U.S. Securities and Exchange Commission (“SEC”) on April 3, 2023 and in Zuora’s other filings with the SEC. Except as may be required by law, Zuora undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUORA, INC.
(Registrant)

Dated: April 3, 2023	By:	/s/ Andrew M. Cohen
Andrew M. Cohen
Chief Legal Officer and Corporate Secretary